Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
MANAGEMENT CHANGES

FRISCO, TEXAS, May 9, 2012 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced the promotion of Mark A. Williams to Chief Operating Officer.  Mr. Williams, who has been with Comstock since 1996 and until his promotion served as Vice President of Operations, will oversee the Company’s exploration, production and drilling operations.  Two of Mr. Williams' key managers will become part of Comstock's executive management team.  Gerry L. Blackshear has been named Vice President of Exploration and will oversee the Company's geologic and geoscience staff.  Mr. Blackshear joined the Company in 2007.  Blaine M. Stribling is being promoted to Vice President of Corporate Development and will oversee a team to identify and pursue new opportunities for Comstock.   Mr. Stribling has been with the Company since 2007.

Comstock also announced that Russell W. Romoser is joining the Company as Vice President of Reservoir Engineering to oversee the Company's reservoir engineering.  Mr. Romoser has over 35 years as a reservoir engineer both with industry and with a petroleum engineering consulting firm.  For the last eleven years, Mr. Romoser has been the Acquisitions Engineering Manager for EXCO Resources, Inc.  Mr. Romoser has B.S. and Masters Degrees in Petroleum Engineering from the University of Texas.

Comstock also announced that Frederic D. Sewell was elected to the Board of Directors at the Company's annual meeting of stockholders which was held yesterday.  Mr. Sewell has over 50 years of experience as a petroleum engineer and is best known as the co-founder and former Chairman and Chief Executive Officer of Netherland, Sewell and Associates, Inc., a worldwide oil and gas consulting firm until his retirement in 2008.

"We congratulate Mark, Gerry and Blaine on their promotions and welcome Russell to our executive management team", commented M. Jay Allison, Comstock's Chief Executive Officer.  "We are also excited to have Fred Sewell, an icon of our industry, join our board of directors."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.